Exhibit 99.1
Rochester Medical Reports Fiscal 2011 Third Quarter Results
Stewartville, MN July 28, 2011.
Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its third quarter ended June 30, 2011.
The Company reported record sales of $14,281,000 for the current quarter compared to $10,244,000 for the third quarter of last year. It also reported net loss of $294,000 or ($.02) per diluted share compared to net income of $95,000 or $.01 per diluted share for the same quarter of last year.
The 39% increase in sales (35% on constant currency basis) resulted from a 53% increase in Rochester Medical Direct Sales (46% on a constant currency basis) and a 1% increase in Private Label Sales (1% on a constant currency basis). Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations. In the third quarter of fiscal 2011, the U.S. dollar was weaker versus the pound sterling thus positively affecting Rochester Medical Direct Sales growth levels in actual U.S. dollars given the significant volume of direct sales in the United Kingdom.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $398,000 or $.03 per diluted share compared to Non-GAAP Net Income of $428,000 or $.03 per diluted share for the third quarter of last year. The decrease for the current quarter is primarily attributable to significantly increased gross profits from higher sales, offset by the Company’s recently increased investment in sales and marketing programs.
Direct Sales to the Home Care market which are approximately 87% of the total Global Direct Sales grew approximately 53% from $6.6 million dollars last quarter to $10.1 million dollars this quarter. The increase resulted from a 64% increase in International Direct Home Care Sales (53% constant currency growth) and a 19% increase in U.S. Direct Home Care Sales. Direct sales to the Acute Care market which are approximately 13% of the total Global Direct Sales grew approximately 54% from just under $1 million dollars in the third quarter of last year to just over $1.5 million this quarter. The increase came from a 205% increase in International Direct Acute Care Sales (195% constant currency growth) partially offset by a 12% decrease in U.S. Direct Acute Care Sales.
Commenting on the quarterly results, Rochester Medical’s CEO and President Anthony J. Conway, said, “Overall we are pleased with our progress this quarter. The strong 46% constant currency growth in Direct Sales is a result of the Laprolan acquisition coupled with solid organic growth in Direct Sales from the rest of the Company, particularly in our U.S. and U.K. Home Care business. Though we fell short of our growth goals in U.S. Acute Care sales this quarter, we fully expect that we will resume growth in this business in Q4 given the increased sales and marketing efforts that we have recently put in place”.

He concluded, “Excepting the final Laprolan acquisition costs, our bottom line this quarter is approaching the break even level as we had expected. As we have previously stated, we expect to be operating profitably by fiscal year end. Looking ahead, we are strongly focused on growing the top line, flattening costs, and generating increasing profits.”
3M Infection Prevention Leadership Summit Partner

Rochester Medical has been chosen as one of three companies to partner with 3M in an upcoming Infection Prevention Leadership Summit on Oct 2-4, 2011. The Summit is a collaborative effort with the participation of the leading professional associations in infection prevention, SHEA, APIC, AORN and IAHCSMM. As a best in class customer education event, it will feature strategic thinkers with proven leadership skills, expertise and experience in the field of infection prevention, and serve to increase awareness of the infection prevention solutions provided by the collaborative partners, including Rochester Medical.
Conference Call and Webcast
The Company will hold a quarterly conference call today to discuss its earnings report. The call will begin at 3:30 p.m. central time (4:30 p.m. eastern time).

This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:	888 680 0878
International:	617 213 4855
Pass code:	31130211
Pre Registration: https://www.theconferencingservice.com/prereg/key.process?key=P3YUKW9DQ

Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	1 888 286 8010
International:	+1 617 801 6888
Pass code:	95783386
Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Use of Non-GAAP Financial Measures
Rochester Medical has provided Non-GAAP Net Income in addition to net income (loss) calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our Company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.
Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income (Loss) and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.
About Rochester Medical Corporation
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Parice Halbert, CFA, at Westwicke Partners (443) 213-0500. More information about Rochester Medical is available on its website at http://www.rocm.com.

Forward-Looking Statements
This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the future financial and operating results of Rochester Medical. Such statements are based on currently available information, operating plans and management’s expectations about future events and trends. Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and our level of success in increasing Rochester Medical Direct Sales revenue, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, and reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Rochester Medical Corporation
Press Release — F11 Third Quarter
Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2011	2010	2011	2010

Sales	$14,280,558	$10,244,158	$38,079,563	$30,321,451

Cost of sales	7,280,930	5,202,198	19,316,610	16,007,297

Gross profit	6,999,628	5,041,960	18,762,953	14,314,154
Gross profit %	49.0%	49.2%	49.3%	47.2%

Costs and expenses:
Marketing and selling	5,237,739	3,151,458	14,132,466	8,800,449
Research and development	222,974	246,401	752,500	930,819
General and administrative	2,030,382	1,369,406	6,143,173	4,807,757

Total operating expenses	7,491,095	4,767,265	21,028,139	14,539,025

Income (loss) from operations	(491,467)	274,695	(2,265,186)	(224,871)

Other income (expense)

Interest income	49,601	51,514	154,148	156,889
Interest expense	(70,239)	(36,540)	(225,094)	(117,128)
Other income (expense)	(22,603)	4,325	(51,750)	(57,064)

Net income (loss) before income taxes	(534,708)	293,994	(2,387,882)	(242,174)

Income tax expense (benefit)	(240,744)	198,974	(665,439)	183,379

Net income (loss)	$(293,964)	$95,020	$(1,722,443)	$(425,553)

Net income (loss) per common share — Basic	$(0.02)	$0.01	$(0.14)	$(0.03)

Net income (loss) per common share — Diluted	$(0.02)	$0.01	$(0.14)	$(0.03)

Weighted Average Shares:	12,316,878	12,196,977	12,222,146	12,194,620

Basic

Weighted Average Shares:
Diluted	12,316,878	12,724,610	12,222,146	12,194,620

Rochester Medical Corporation
Press Release — F11 Third Quarter
Condensed Balance Sheets

	(unaudited)
	June 30,	September 30,
	2011	2010

Assets

Current Assets
Cash and equivalents	$8,654,064	$4,545,907
Marketable securities	25,109,521	30,967,007
Accounts receivable	9,825,371	7,858,540
Inventories	11,677,284	9,240,291
Prepaid expenses and other assets	2,144,508	846,899
Deferred income tax	837,073	872,849

Total current assets	58,247,821	54,331,493

Property and equipment, net	12,257,797	10,017,239
Deferred income tax	1,300,739	1,175,052
Intangible assets, net	11,057,185	5,580,726
Goodwill	10,428,630	4,561,781

Total Assets	$93,292,172	$75,666,291

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$3,215,743	$2,016,058
Accrued expenses	2,349,911	2,069,222
Short-term debt	17,862,185	2,641,233

Total current liabilities	23,427,839	6,726,513

Long-term liabilities	1,670,516	46,327

Stockholders’ equity	68,193,817	68,893,451

Total Liabilities and Stockholder’s Equity	$93,292,172	$75,666,291

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency
For the Three and Nine months ended
June 30, 2011

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2011	2010	2011	2010

GAAP Sales as Reported	$14,280,558	$10,244,158	$38,079,563	$30,321,451

Exchange rate as Reported	1.63	1.49	1.60	1.56

Constant Currency Sales	$14,280,558	$10,597,993	$38,079,563	$30,654,893

(1) Exchange rate used for Constant Currency Purposes	1.63	1.63	1.60	1.60

Net Effect of Constant Currency Illustration	$—	$353,835	$—	$333,442

(1)
For illustrative purposes Constant Currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars and the Euro to US Dollars. The rate represents the average exchange rate for the respective three or nine month period. For fiscal 2011 there will be no rate variance from the Euro to the US dollar.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income (Loss) to Non-GAAP Net Income
For the Three and Nine months ended
June 30, 2011 and 2010

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2011	2010	2011	2010

GAAP Net Income (Loss) as Reported	$(294,000)	$95,000	$(1,722,000)	$(426,000)

Diluted EPS as Reported	$(0.02)	$0.01	$(0.14)	$(0.03)

Adjustments for non-recurring unusual items:
Merger and acquisition costs for Laprolan (1)	304,000	—	695,000	—

Subtotal	304,000	—	695,000	—

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	195,000	129,000	518,000	387,000
ASC 718 compensation expense (3)	193,000	204,000	760,000	754,000

Subtotal	388,000	333,000	1,278,000	1,141,000

Non-GAAP Net Income	$398,000	$428,000	$251,000	$715,000

Non-GAAP Diluted EPS	$0.03	$0.03	$0.02	$0.06

Weighted Average Shares — Diluted	12,587,175	12,724,610	12,616,838	12,747,669

(1)	Merger and acquisition costs related to the purchase of Laprolan B.V. from Fornix N.V.

(2)
Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation and the intangibles acquired in the January 2011 acquisition of Laprolan from Fornix N.V. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and nine months ended June 30, 2011 and 2010 related to certain intangibles. The gross amount of amortization expense for the three months ended June 30, 2011 and 2010 is $251,000 and $163,000 net of taxes of $56,000 and $34,000 for net amounts of $195,000 and $129,000 respectively. The gross amount of amortization expense for the nine months ended June 30, 2011 and 2010 is $665,000 and $489,000 net of taxes of $147,000 and $102,000 for net amounts of $518,000 and $387,000 respectively.

(3)
Compensation expense mandated by ASC 718. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and nine months ended June 30, 2011 and 2010. The gross amount of compensation expense for the three months ended June 30, 2011 and 2010 is $302,000 and $314,000 net of taxes of $109,000 and $110,000 for net amounts of $193,000 and $204,000 respectively. The gross amount of compensation expense for the nine months ended June 30, 2011 and 2010 is $1,179,000 and $1,164,000 net of taxes of $419,000 and $410,000 for net amounts of $760,000 and $754,000 respectively.